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  FORM 3                                                      OMB APPROVAL
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-----------                                          OMB Number        3235-0104
                                                     Expires:   February 1, 1994
                                                     Estimated average burden
                                                     hours per response......0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                           Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person         | 2.   Date of Event Requiring
                                                  |      Statement
     Robert          J.            Simon II       |      (Month/Day/Year)
--------------------------------------------------|
    (Last)          (First)        (Middle)       |         04/29/98
                                                  |-----------------------------
                                                  | 3.   IRS or Social Security
     50 Briar Hollow Lane, 7th Floor West         |      Number of Reporting
--------------------------------------------------|      Person(Voluntary)
                    (Street)                      |
                                                  |
     Houston,       Texas          77027          |
--------------------------------------------------|
     (City)         (State)        (Zip)          |
--------------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol        Seitel, Inc.    SEI
--------------------------------------------------------------------------------
5. Relationship of Reporting Person   |  6. If Amendment, |    7.  Individual or
   to Issuer (Check all applicable)   |     Date of       |        Joint/Group
       Director             10% Owner |     Original      |        Filing
  -----                -----          |     (Month/Day/   |
       Officer              Other     |     Year)         |     X  Form filed by
  -----                -----          |                   |    --- One Reporting
(give title below)   (specify below)  |                   |        Person
                                      |                   |
                                      |    04/29/98       |        Form filed by
                                      |                   |    --- more than One
                                      |                   |        Reporting
                                      |                   |        Person
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             Table I - Non-Derivative Securities Beneficially Owned

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1.   Title of Security                               | 2.   Amount of Securities
     (Inst. 4)                                       |      Beneficially Owned
                                                     |      (Instr. 4)
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
--------------------------------------------------------------------------------
3.   Ownership Form: Direct (D)                      | 4.   Nature of Indirect
     or Indirect (I)                                 |      Beneficial Ownership
     (Instr. 5)                                      |      (Instr. 5)
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
--------------------------------------------------------------------------------

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               Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1.   Title of Derivative Security                    | 2.   Date Exercisable
     (Instr. 4)                                      |      and Expiration Date
                                                     |      (Month/Day/Year)
                                                     |--------------------------
                                                     |    Date     |  Expiration
                                                     | Exercisable |     Date
-----------------------------------------------------|-------------|------------
                                                     |             |
-----------------------------------------------------|-------------|------------
                                                     |             |
-----------------------------------------------------|-------------|------------
                                                     |             |
-----------------------------------------------------|-------------|------------
                                                     |             |
-----------------------------------------------------|-------------|------------
                                                     |             |
-----------------------------------------------------|-------------|------------
                                                     |             |
--------------------------------------------------------------------------------
3.   Title and Amount of              |4. Conver-   |5. Ownership  |6. Nature of
     Securities Underlying            |   sion or   |   Form of    |   Indirect
     Derivative Security              |   Exercise  |   Derivative |  Beneficial
     (Instr. 4)                       |   Price of  |   Security:  |   Ownership
--------------------------------------|   Deri-     |   Direct     |  (Instr. 5)
                              |Amount |   vative    |   (D) or     |
            Title             |  or   |   Security  |   Indirect   |
                              |Number |             |   (I)        |
                              |  of   |             |   (Instr. 5) |
                              |Shares |             |              |
------------------------------|-------|-------------|--------------|------------
                              |       |             |              |
------------------------------|-------|-------------|--------------|------------
                              |       |             |              |
------------------------------|-------|-------------|--------------|------------
                              |       |             |              |
------------------------------|-------|-------------|--------------|------------
                              |       |             |              |
------------------------------|-------|-------------|--------------|------------
                              |       |             |              |
------------------------------|-------|-------------|--------------|------------
                              |       |             |              |
--------------------------------------------------------------------------------


Note:     Robert   Simon  hereby   withdraws   his  prior  Form  3  filing  upon
          determination that he is not an executive officer pursuant to Section 16 of the Securities Exchange Act and the rules thereunder.



                                    /s/    Robert J. Simon              6/09/98
                                  ---------------------------------  -----------
                                  **Signature of Reporting Person        Date


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).